New Jersey Mining Announces Termination of Lease and Suspension of Operations at the Golden Chest Mine

COEUR D'ALENE, Idaho, September 21, 2015 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) announced today that it has received formal notice from the lessee of the Skookum Shoot portion of the Golden Chest Mine, Juniper Resources LLC and its affiliate companies (“Juniper”), that it will cease mining operations by September 23rd, 2015 and requests a concurrent termination of its Mining Lease with Golden Chest LLC at that time.

As a result of its early termination, Juniper will forfeit the remaining mineralized material in the Skookum Shoot, along with all mine infrastructure, back to Golden Chest LLC. NJMC will continue to process Golden Chest ore at its New Jersey Mill until the stockpile is depleted which is expected by month end. Juniper will also forfeit the remaining royalty prepayment that it had been owed by NJMC. Juniper noted that while this was a difficult decision, persistent low gold prices and poor geologic model reconciliation contributed to its Golden Chest operation not meeting its economic expectations.

NJMC CEO Del Steiner stated, “While we are disappointed that Juniper has decided to terminate its lease at the Golden Chest, we see great opportunity for our shareholders going forward. The Company may be able to use the first-class infrastructure constructed by Juniper and its mine contractor, Small Mine Development (“SMD”), either to jump-start resumed production or as a platform for exploration and drilling of possible near-mine mineralization. Juniper and SMD have done an excellent job developing and operating a safe and productive mine and we hope to work together with them in the future.”

In 2013, the Skookum Shoot portion of the Golden Chest Mine was leased to Juniper which developed a state-of-the-art gold mine that reached full production in May 2015. NJMC has processed Golden Chest ore at its New Jersey Mill, earning cash from milling fees and its share of a 2-percent net smelter return (NSR) royalty on gold production. NJMC is manager and 47.88-percent owner of Golden Chest LLC which owns the Golden Chest Mine.

From the ramp-up period that began in late-2014, through September 11th, 2015, the New Jersey Mill has processed 38,960 dry metric tonnes of ore from the Golden Chest with an average head grade of 6.0 grams per tonne (gpt) gold and with gold recovery averaging 91.7-percent. Concentrate grades averaged 375 gpt gold, although the most recent concentrates have assayed in excess of 1,000 gpt gold.

NJMC President John Swallow added, "We are very pleased with the performance of our mill and the execution of our team. We succeeded in putting one of our properties into production and generating cash flow at our mill without assuming the operational risk of mine development. Furthermore, we maintain a greatly enhanced project stake at Golden Chest, with excellent potential for near-mine mineralization and historically productive high-grade shoots elsewhere on the property."

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho where it built and is the majority-owner and operator of a fully-permitted, recently upgraded, 360-tonne per day flotation mill and concentrate leach plant. The Company is manager and 47.88-percent owner of Golden Chest LLC, which owns the Golden Chest Mine, an historic lode gold producer on patented claims near Murray, Idaho. The Company’s common stock trades on the OTC Market under the symbol “NJMC.”

For more information on New Jersey Mining Company, please contact:

Del Steiner, Chairman & CEO

Email:  dsteiner@newjerseymining.com

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that different portions of the mineral deposit respond differently to processing, the risk that Juniper’s internal engineering studies are incorrect, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814